Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 44145-1524	440.835.8500 440.835.1093 fax
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 31, 2011 on the financial statements of Symons Institutional Funds, comprising Symons Capital Appreciation Institutional Fund, Symons Value Institutional Fund, and Symons Small Cap Institutional Fund, each a series of the Unified Series Trust, as of November 30, 2010, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Symons Institutional Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

March 30, 2011

Registered with the Public Company Accounting Oversight Board